Exhibit 99.1

Gee Lingberg Vice President 240.744.5275

NEWS RELEASE

HOST HOTELS & RESORTS, INC. ANNOUNCES LEADERSHIP RESTRUCTURING OF ITS INVESTMENT TEAM

BETHESDA, MD; April 14, 2015 - Host Hotels & Resorts, Inc. (NYSE:HST) announced today that as part of a leadership reorganization of its investment team, James F. Risoleo, currently executive vice president and managing director – Europe, has also assumed managing director responsibilities for all the company’s West Coast investment activities. Nathan S. Tyrrell, currently senior vice president and treasurer, has become managing director of investment activities in the East. Mr. Risoleo and Mr. Tyrrell will report directly to the company’s chief executive officer, W. Edward Walter. Jay L. Johnson, currently vice president and assistant treasurer has been elected senior vice president and treasurer and will report directly to the company’s chief financial officer, Gregory J. Larson.

Mr. Risoleo, who has been with the company since 1996, has overseen investments in Europe since the inception of the company’s activities in 2006. Previously, he served as executive vice president and chief investment officer from 2000 to 2011.

Mr. Tyrrell, who joined the company in 2005, has served as senior vice president and treasurer of the company since 2010. He has led the company’s strategic planning efforts and has been a member of the investment committee since 2012.

Mr. Johnson, currently vice president and assistant treasurer, joined the company in 2010. Mr. Johnson led the efforts related to the company’s new credit facility in 2014 and handled all mortgage loans related to our foreign investments. Prior to joining Host, Mr. Johnson was a vice president at KeyBank Real Estate Capital.

Struan B. Robertson, who has acted as chief investment officer since 2013, will remain with the Company until May 1, 2015. He will continue to serve as an executive vice president reporting to W. Edward Walter.

Host Hotels & Resorts, Inc. News Release	April 14, 2015

Mr. Walter stated, “These changes allow us to streamline our organizational structure and strengthen our investment efforts with dedicated resources focused on the west and east regions.”

ABOUT HOST HOTELS & RESORTS

Host Hotels & Resorts, Inc. is an S&P 500 and Fortune 500 company and is the largest lodging real estate investment trust and one of the largest owners of luxury and upper-upscale hotels. The Company currently owns 97 properties in the United States and 17 properties internationally totaling approximately 59,000 rooms. The Company also holds non-controlling interests in five joint ventures, including one in Europe that owns 19 hotels with approximately 6,500 rooms and one in Asia that has interests in four hotels in Australia and India. Guided by a disciplined approach to capital allocation and aggressive asset management, the Company partners with premium brands such as Marriott®, Ritz-Carlton®, Westin®, Sheraton®, W®, St. Regis®, Le Méridien®, The Luxury Collection®, Hyatt®, Fairmont®, Hilton®, Swissôtel®, ibis®, Pullman®, and Novotel® in the operation of properties in over 50 major markets worldwide. For additional information, please visit the Company’s website at www.hosthotels.com.

*	This press release contains registered trademarks that are the exclusive property of their respective owners. None of the owners of these trademarks has any responsibility or liability for any information contained in this press release.